                                                                    EXHIBIT 99.1

                    [WABASH NATIONAL CORPORATION LETTERHEAD]



                                                     Contact: Investor Relations
                                                                    765-771-5310

WABASH NATIONAL CORPORATION ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

LAFAYETTE, INDIANA, June 15, 2004 . . . Wabash National Corporation (NYSE: WNC) announced today the resignation of Mark R. Holden, Senior Vice President - Chief Financial Officer, effective June 30, 2004. Mr. Holden has served as Senior Vice President - Chief Financial Officer since October 2001. In addition, he served as Vice President - Chief Financial Officer and Director of the Corporation from May 1995 to October 2001, and in the Office of the CEO during 2001 and 2002.

Mr. William P. Greubel, President and Chief Executive Officer commented, "Since joining Wabash National in 1992 and serving in a sequence of key positions of responsibility, Mark has played a pivotal role in shepherding not only the Company's finances, but also its strategic growth. His leadership and direction have enabled Wabash National to become one of North America's leaders in the truck trailer industry. He has put in place programs and policies that should help ensure the financial strength of the Company for years to come. Wabash National owes Mark a sincere debt of gratitude for his loyal and devoted service."

"I am very fortunate to have been associated with the many people of Wabash National," commented Mark Holden. "I believe that with the substantial progress we have made in the last several years Wabash National's future is secure and its prospects have never been better. My work at the Company is complete. I am looking forward to the opportunities ahead of me to advance my career, and I am most proud to leave the Company's stewardship in such capable hands."

Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(R) brand name. The Company is one of the world's largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company's wholly owned subsidiary, Wabash National(R) Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.